Exhibit 10.6

PATENT LICENSE AGREEMENT

THIS PATENT LICENSE AGREEMENT (“this Agreement”) is made the 28th day of November, 2014 between ORYON TECHNOLOGIES, INC., ORYON TECHNOLOGIES, LLC, ORYON TECHNOLOGIES DEVELOPMENT, LLC, and ORYON TECHNOLOGIES LICENSING, LLC (collectively “Oryon” or “Licensor”), and MYANT CAPITAL PARTNERS INC. (the “Licensee”) .

RECITALS:

A.            Oryon/Licensor is the owner of all right, title, and interest in the Licensed Patents, as such term is defined below. Oryon/Licensor has the right to grant the exclusive license granted in this Agreement as owner of the Licensed Patents;

B.            Licensor, Licensee, and other parties settled several litigation and arbitration matters pursuant to a Settlement Agreement dated September 2014. Under that Settlement Agreement, Licensor agrees to grant an exclusive license to the Licensee in the Licensed Patents in the Territory, as such terms are defined below, pursuant to the terms and conditions specified in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged by the Parties, the Parties agree as follows:

1.	Definitions

In this Agreement, unless the context dictates otherwise, the following terms shall have the following meanings:

(1)	“Affiliate” of any entity means another entity that directly or indirectly controls, is controlled by, or is under common control with, such first entity. For the purposes of this definition, “control” means, as to any entity, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise. The term “Affiliate” shall also include any entity which is a result of an internal reorganization of an Affiliate or otherwise results from a merger of an entity into, or with, an Affiliate after the Effective Date. For purposes of clarification, however, except as otherwise provided in Section 3(3), no entity which is directly or indirectly first controlled by an Affiliate after the Effective Date shall be an Affiliate under this Agreement and any entity which is an Affiliate shall be considered an Affiliate only for the time during which such control exists.;

(2)	“Approved Affiliate” means any Affiliate of Licensee that Licensor has agreed in writing is entitled to the granted license rights to the Licensed Patents, pursuant and subject to Section 3(3) below;

(3)	“Agreement” means this agreement, including all exhibits attached hereto which are hereby incorporated as an integral part of this agreement, and all amendments hereto, as agreed by the Parties in writing;

(4)	“Business Day” shall mean any day other than a Saturday, Sunday or a statutory holiday observed in the Province of Ontario, Canada, or in New York, New York, Addison, Texas, and Toronto, Ontario;

(5)	“Communication” means any notice, demand, request, consent, approval or other communication which is required or permitted by this Agreement to be given or made by a Party in writing;

(6)	"Cost of the Licensed Technology” shall mean the direct costs attributable to the electroluminescent technology claimed in the Licensed Patents (and the Patents on Exhibit B) in the final product (but not the cost of the entire product itself), sold by Licensee or its Approved Affiliates, calculated according to the Parties’ mutually agreed accounting practices;

(7)	“Covered Products and Services” shall mean any device, system, method, or process that embodies or utilizes an invention claimed in one or more claims of an unexpired patent included in the Licensed Patents or in the patents identified by patent number and patent applications on Exhibit “B,” and which is sold, distributed, or otherwise provided by Licensee or its Approved Affiliates;

(8)	“Effective Date” means the date first written above;

(9)	“Licensed Patents” means the patents identified as such by patent number and patent applications identified by patent application number on Exhibit “A” and patents and patent applications that issue from applications which are parents, divisionals, continuations, continuations-in-part, re-examinations or reissues of the applications which correspond to the patents and applications identified by number in Exhibit “A” attached hereto, and any Canadian patents that will issue to Licensor that claim the subject matter disclosed in the patents identified by patent number and patent applications on Exhibit “B” and any divisionals, continuations, continuations-in-part, re-examinations or reissues thereof;;

(10)	“Party” means the Licensor, and its Affiliates, or Licensee, and its Approved Affiliates, and “Parties” means all of them, as the context dictates; and

(11)	“Territory” means Canada.

2.	Exhibits

The following is a list of exhibits attached to and incorporated into this Agreement by reference and deemed to be a part of this Agreement:

Exhibit “A”	Canadian Patents
Exhibit "B”	Oryon Patent Portfolio
Exhibit “C”	Promissory Note

3.	Grant of License and Covenant of Exclusive Rights to Elastolite Technology

(1)	Licensed Patent Rights to Licensee. Subject to the terms and conditions of this Agreement, and the payment of the running royalty after a six (6) month royalty free period pursuant to Section 4, Licensor hereby grants to Licensee under all Licensed Patents, and Licensee hereby accepts, an exclusive, irrevocable (except as provided in Section 8 (“Term”) hereof), non-transferable, and non-assignable (except as provided in Section 22 (“Assignment”) hereof) right and license within the Territory, starting from the Effective Date and ending on the last expiration date of the Licensed Patents, for Licensee and its Approved Affiliates to:

(a) make, use, sell, offer for sale, and import the Covered Products and Services;

(b) have all or part of the Covered Products and Services or portions thereof made by a third party, approved in writing in advance by Licensor, which approval shall not be unreasonably withheld, for the use, sale, offer for sale, or importation by or for the benefit of Licensee or its Approved Affiliates;

(c) during the Term, Licensor, its Affiliates, and its licensees shall not make, use, sell, offer for sale, or import the Covered Products and Services in or into the Territory;

(d) during the Term, Licensee shall have exclusive rights to make, use, sell, offer for sale, or import the Covered Products and Services in the Territory; and

(e) in the event that Licensor elects to obtain patents in Canada over the technology subject to the patents listed on Exhibit B, it will grant an exclusive license to Licensee with regard to such patents.

(2)	Right to Enforce. Licensee agrees to notify Licensor promptly in writing of any infringement or suspected infringement of any of the Licensed Patents by any other person or entity that comes to Licensee’s attention. Licensor has the right, but not the obligation, to institute and prosecute any action or proceeding against third parties for or by reason of any unlawful infringing of the Licensed Patents in the territory, including of any of the rights granted to Licensee by this Agreement of which Licensor becomes aware, and Licensee shall provide all reasonable assistance as Licensor shall request, at Licensor’s expense with respect to any such action instituted by Licensor, at Licensor’s expense. Licensor shall provide copies to Licensee of all material documents and correspondence relating to the settlement, consent judgment, voluntary disposition, or other final resolution of any such action. Licensor will have control of the conduct of any such action that it brings. Licensee will have the right to provide ongoing comments on documents and advice regarding its position and interests in such action, which advice and comments will be considered in good faith by Licensor. Licensor will not enter into any settlement, consent judgment or other voluntary disposition of any such action without the prior written consent of Licensee if the settlement would admit the invalidity or unenforceability of or limit in any way any patent right licensed by Licensee. With Licensor’s prior written approval, if Licensor declines to institute or prosecute any such action within sixty (60) days of receiving written notice from Licensee requesting that it do so, Licensee shall have the right to institute and prosecute such action, at Licensee’s expense, and Licensor will have the same rights and obligations as Licensee, and Licensee will have the same rights and obligations as Licensor, set forth in Section 3(8) below, which would apply if Licensor had instead instituted and prosecuted any action or proceeding..

(3)	Approved Affiliates. The foregoing rights to Approved Affiliates shall be permitted only with the written consent of Licensor, which permission shall not be unreasonably withheld, conditioned, or delayed, and any such Approved Affiliates must agree in writing to the same restrictions, obligations, terms and conditions imposed on Licensee pursuant to this Agreement.

(4)	No Sublicense Rights. Licensee and its Approved Affiliates do not have the right to sublicense any rights granted under this Agreement.

(5)	No Implied Rights. Except as expressly set forth in Sections 3(1) and 3(2) above, and 3(7) below, no other rights or licenses under Licensor’s other patents or any other intellectual property rights are granted, implied, or otherwise consented to by Licensor under this Agreement. Consequently, nothing contained in this Agreement shall be construed as conferring by implication, estoppel, or otherwise any license or right in favor of Licensee or its Approved Affiliates in any patents or other intellectual property rights of Licensor other than the license of the Licensed Patents in the Territory.

(6)	Right to Inspect/Approve Materials. Licensor has the right at any time during Licensee's regular business hours upon reasonable notice during the term of this Agreement, to inspect and approve the materials used by Licensee to manufacture the Covered Products and Services to ensure that they comply with the Parties’ mutually agreed upon quality control standards.

(7)	Covenant of Exclusive Rights. Licensor hereby covenants that Licensor (or its Affiliates, licensees, or sub-licensees) will not make, use, sell, offer for sale, and import any device, system, method, or process that embodies or utilizes an invention described or claimed in one or more claims of the patents identified by patent number and patent applications on Exhibit “B” in the Territory.

(8)	Except as otherwise provided by paragraph 3(2) above, including the requirement of Licensor’s prior written approval, Licensee shall have no right to institute any action or suit against third parties for infringement of any portion of the Licensed Patents.

4.	Royalty

The exclusive license granted in Section 3 shall be royalty free for the first six (6) months after the Effective Date of this Agreement. Thereafter, until this Agreement is terminated, Licensee and its Approved Affiliates shall pay to Licensor a running royalty fee of 10% of the Cost of the Licensed Technology, multiplied by 1.1, that is used in the Covered Products and Services sold by Licensee and its Approved Affiliates in the Territory (to be converted into U.S. dollars at the rate of exchange applicable to the currency for the Cost of the Licensed Technology, as established by Licensee’s regular commercial bank). Royalty payments shall be paid monthly the first twelve (12) months of royalty payments, followed by quarterly payments thereafter with the prior written approval of Licensor, which approval shall not be unreasonably withheld. Payment shall be made to Licensor fourteen (14) days after the end of each month or quarter, as applicable.

This Section 4 shall survive termination of this Agreement so as to cover royalty payments for sales of Covered Products and Services sold by Licensee and its Approved Affiliates prior to the termination. Survival of this Section shall not, however, be construed as conferring any license, express or implied, or extension thereof with respect to the Licensed Patents. All royalty payments shall be made in U.S. dollars by Licensee’s check on U.S. funds drawn to Licensor and sent by overnight courier to the address set forth in the Notices section, Section 14, or wire transferred to Licensor’s bank according to wire instructions provided by Licensor.

5.	Representations, Warranties, Disclaimers

(1)	Licensor covenants, represents and warrants that it has all necessary corporate power, capacity and authority to enter into this Agreement and to perform its respective obligations hereunder.

(2)	Licensor has obtained all due authorization and taken all necessary corporate action on the part of the each respective company to validly execute and deliver this Agreement and, on the part of Licensor, to grant the rights and licenses contemplated by this Agreement.

(3)	To the best of Licensor’s knowledge, the Licensed Patents are owned by Oryon Technologies, LLC.

(4)	Exhibit A sets out a complete and accurate list of all Canadian patents and patent applications issued to Licensor. Exhibit B sets out a complete and accurate list of all patents and patent applications held by Licensor outside of the Territory.

(5)	Licensor will maintain, at its expense, the Licensed Patents set out in Exhibit A in good standing in the Canadian patent office to the extent such Licensed Patents are registered as of the date of this Agreement and become registered thereafter. Licensor can maintain the Licensed Patents using counsel of its choice.

(6)	Nothing contained in this Section 5 or elsewhere in this Agreement, however, shall be construed as a warranty or representation on the part of Licensor: (i) as to the validity, enforceability, or scope of any Licensed Patents; or (ii) that any manufacture, offer for sale, sale, import, use or other disposition of Covered Products and Services hereunder will be free from infringement of any patent rights or other intellectual property rights of any third party.

(7)	Licensee represents and warrants to Licensor that neither Licensee, nor any of its Approved Affiliates, will directly or indirectly challenge the validity or enforceability of any of the Licensed Patents or participate in the creation or acquisition of any Affiliate where a primary purpose of such creation or acquisition is to extend the benefits of this Agreement to a third party that is not approved by Licensee pursuant to Section 3(3). Licensee agrees that any such attempt to extend such benefits shall not extend the licenses, covenants and/or immunities granted under this License Agreement to such third party.

(8)	Licensor shall promptly notify Licensee in writing of the invalidation of any patent in the Licensed Patents. Licensor shall promptly provide Licensee advance written notice before applicable bar dates as to Licensor’s ceasing to maintain any patent in the Licensed Patents (each an “Abandoned Patent”), and Licensee shall thereafter have the exclusive right to pursue such maintenance at its own expense and with Licensor’s commercially reasonable cooperation. Licensor shall promptly assign to Licensee, without further consideration from Licensee, any Abandoned Patent for which Licensee wishes to pursue such maintenance, and such Abandoned Patent shall thereafter no longer be included in the Licensed Patents.

(9)	OTHER THAN AS EXPRESSLY SET FORTH IN THIS SECTION 5, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, NOR SHALL EITHER PARTY HAVE ANY LIABILITY IN RESPECT OF ANY INFRINGEMENT OF PATENT RIGHTS OR OTHER RIGHTS OF THIRD PARTIES DUE TO THE OTHER PARTY'S OPERATION UNDER THE LICENSE, RIGHTS, OR OTHER IMMUNITIES HEREIN GRANTED. LICENSEE AND ITS APPROVED AFFILIATES EXPRESSLY DISCLAIM ANY WARRANTIES OF VALIDITY, ENFORCEABILITY, SCOPE, PERFECTION OR DOMINANCE OF THE LICENSED PATENT RIGHTS.

6.	Indemnification; Liability

(1)	Licensor hereby covenants and agrees to indemnify and hold harmless Licensee and its Approved Affiliates and each of their respective directors, officers, employees, shareholders, attorneys and agents (collectively, the “Licensee Indemnified Parties” and individually a “Licensee Indemnified Party”) on demand, from and against all damages, claims, actions, complaints, losses (other than loss of profits), liabilities, costs and expenses (including reasonable legal fees and disbursements) to which any Licensee Indemnified Party may be subject or which any Licensee Indemnified Party may suffer or incur, caused by or arising from any suit, proceeding or dispute arising from Licensor breaching any of the terms or conditions of this Agreement, including without limitation its representations, warranties and covenants under Section 5.

(2)	Licensee hereby covenants and agrees to indemnify and hold harmless Licensor and its Affiliates and each of their respective directors, officers, employees, shareholders, attorneys and agents (collectively, the “Licensor Indemnified Parties” and individually, a “Licensor Indemnified Party”) on demand, from and against all damages, claims, actions, complaints, losses (other than loss of profits), liabilities, costs and expenses (including reasonable legal fees and disbursements) to which the Licensor Indemnified Parties or any Licensor Indemnified Party may be subject or which any Licensor Indemnified Party may suffer or incur, caused by or arising from any suit, proceeding or dispute arising from Licensee breaching any of the terms or conditions of this Agreement, including without limitation its representations, warranties and covenants under Section 5.

(3)	With regard to any claim for indemnification hereunder:

(i)	The indemnified party shall promptly notify the indemnifying party in writing of any claim with regard to which it may seek indemnification hereunder. The indemnifying party shall have the sole right and authority to control and direct the investigation, preparation, defense and settlement of such claim, including but not limited to the selection of counsel, and the indemnified party shall give the indemnifying party full reasonable assistance and cooperation in such defense and settlement. The indemnified party may, however, at its sole option and at its own expense engage its own separate counsel to act as co-counsel on its behalf. Notwithstanding the foregoing, the indemnifying party:

(A)	shall not be entitled to have sole control over any claim that seeks an order, injunction or other equitable relief against the indemnified party; and

(B)	shall obtain the prior written approval of the indemnified party, which shall not be unreasonably withheld, conditioned or delayed, before ceasing to defend against any claim or entering into any settlement, adjustment or compromise of such claim involving injunctive or similar equitable relief being asserted against the indemnified party or any amount to be paid by the indemnified party.

7.	Confidentiality

Each Party agrees not to disclose this Agreement or the terms or conditions contained herein to any third party (other than Approved Affiliates) without the prior written consent of the other Party; except that, on or after the Effective Date:

(i) Disclosure is permissible if required by court order, if required to enforce rights under this Agreement, or otherwise as may be required by law; provided the Party required to disclose gives the other Party written notice prior to disclosure to enable the other Party to seek a protective order, and reasonable steps are taken by the disclosing Party to maintain the confidentiality of this License Agreement;

(ii) Each Party may disclose this License Agreement or its contents to the extent reasonably necessary, on a confidential basis, to: (i) its accountants, attorneys, and financial advisors; (ii) its present or future providers of venture capital and/or potential investors in or acquirers of such Party; (iii) any governmental body having jurisdiction and calling therefor; (iv) legal counsel representing a Party or representing an Entity proposing to merge with or acquire the Party or one of its Affiliates; (v) a Party’s insurer; or (vi) third parties in connection with financing or potential acquisition activities; provided that, in the situations described in (ii) through (vi), such Party exercises reasonable efforts, consistent with industry norms, to obligate such third parties to keep this License Agreement and its contents confidential; and

(iii) Each Party may disclose the existence (but not the terms) of this Agreement.

8.	Term

(1)	The term of this Agreement shall be the earlier of four (4) years from the date of execution of this Agreement, December 31, 2018, or the termination of this Agreement in accordance with Sections 8(2), 8(3), 8(4) or 8(5).

(2)	This Agreement may be terminated by the Licensee upon thirty (30) days prior written notice to Licensor.

(3)	Except as otherwise provided in Sections 8(4), if the Licensee shall be in default of any obligation on its part under this Agreement, then the Licensor may issue a notice in writing of such default and on failure of the Licensee to remedy the same or cause the same to be remedied within thirty (30) days after the issuance of the notice, the Licensor may at its option terminate this Agreement by notifying the Licensee in writing of its election so to do.

(4)	This Agreement may be terminated by the Licensor immediately if Licensee or its Approved Affiliates challenge or contest the validity of the Licensed Patents, or on and after any event of the bankruptcy or insolvency of the Licensee whether voluntary or involuntary, or the winding up or liquidation of the Licensee, whether voluntary or involuntary.

(5)	A default by Licensor of any of its obligations set forth in the Promissory Note, attached hereto as Exhibit “C,” shall terminate all of Licensee’s obligations under this Agreement, including without limitation, the payment of running royalties as set forth in Section 3(1) above.

9.	No Termination Due to Licensor Bankruptcy

(1)	The licenses granted to the Licensee hereunder shall not terminate, but shall continue, on and after any event of:

(i)	the bankruptcy or insolvency of the Licensor whether voluntary or involuntary; or

(ii)	the winding up or liquidation of the Licensor, whether voluntary or involuntary.

(2)	Without limiting the generality of the foregoing, all rights and licenses granted by Licensor under this Agreement are and shall be deemed to be rights and licenses to “intellectual property” for purposes of, and as such terms are used in and interpreted under, Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”). Without limiting the generality of the foregoing, Licensor acknowledges and agrees that, if Licensor or its estate shall become subject to any bankruptcy or similar proceeding subject to Licensee’s rights or election, all rights and licenses granted to Licensee hereunder will continue subject to the terms and conditions of this Agreement, and will not be affected, even by Licensor’s rejection of this Agreement.

10.	Patent/Product Marking

Licensee shall affix any and all statutory patent notices with respect to all unexpired and valid Licensed Patents at any and all places on and/or in connection with the Covered Products and Services as required by law or otherwise requested by Licensor. This includes, where appropriate, the marking of all Covered Products and Services with at least the word "Patent" followed by the number(s) of the applicable Licensed Patents. Licensee will also affix a Licensor approved hang tag to all Covered Products and Services which are apparel and wearable products with the “Elastolite by Oryon” identification

11.	Royalty Records

Licensee shall keep true and accurate books of account and shall keep and maintain all records, documents and other instruments relating to the Cost of the Licensed Technology used in the Covered Products and Services sold by Licensee and its Approved Affiliates in the territory, in such detail as shall enable Licensor to ascertain the royalty due under this Agreement and compliance with payment. Licensor shall have the right to designate a firm of certified public accountants, reasonably acceptable to Licensee, to inspect Licensee's books of accounts, records, documents and instruments and to make copies thereof, at any time during Licensee's regular business hours during the term of this Agreement and for a period of 180 days immediately after its termination, to ascertain the accuracy of such report. The expense of such audit shall be Licensor's unless the audit shall demonstrate a discrepancy (in Licensee's favor) greater than five percent (5%) between fees reported and paid and those which were actually due, in which event the audit expenses shall be borne by Licensee.

12.	Effect of Termination

Any termination of this Agreement will be without prejudice to the following rights and obligations which will survive any termination to the degree necessary to permit their complete fulfillment or discharge: any cause of action or claim of a Party accrued or to accrue, because of any breach or default by any other Party prior to the termination date, or any obligation surviving the termination date.

13.	Survival

Sections 4 (Royalty), 6 (Indemnification), 7 (Confidentiality), 11 (Royalty Records), 12 (Effect of Termination), 13 (Survival) and any of the Parties’ other obligations hereunder which by their nature extend beyond termination will survive termination of this Agreement and remain fully effective.

14.	Notices

Any Communication which is required or permitted to be given or made by one Party to the other hereunder shall be in writing and shall be either personally delivered to such Party or sent by email to the following address:

(a)	to Licensor at:

c/o Oryon Technologies, Inc.
4251 Kellway Circle
Addison, Texas 75001
U.S.A.

Attention: TBD

Email: TBD

(b)	to the Licensee at:

Myant Capital Partners Inc.

100 Ronson Drive
Etobicoke, Ontario M9W 1B6
Canada

Attention: Mr. Tony Chahine

Email: tony@myant.com

or at such other address as any Party may from time to time advise the other by notice in writing. Any Communication given by personal delivery shall be deemed to have been received on the date of delivery if received by 6:00 p.m. on a Business Day and otherwise on the next following Business Day. Any Communication sent by email shall be deemed to have been received on the date of transmission if transmission is confirmed by 6:00 p.m. on a Business Day and otherwise on the next following Business Day.

15.	Entire Agreement

This Agreement and the Settlement Agreement constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written of the Parties with respect thereto, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in this Agreement.

16.	Governing Law

This Agreement and the rights of Licensor and of Licensee hereunder will be interpreted, governed, construed, applied and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, regardless of applicable conflicts of laws principles. The United Nations Convention on Contracts for the International Sale of Goods will not apply to any transactions under this Agreement.

17.	Agreement Interpretation

This Agreement has been negotiated by the Parties hereto and their respective counsel and shall be fairly interpreted in accordance with its terms and without any rules of construction relating to which Party drafted the Agreement being applied in favor or against either Party.

18.	Further Assurances

The Parties shall, with reasonable diligence, do all things and provide all reasonable assurances as may be required to give effect to this Agreement and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to give effect to this Agreement and carry out its provisions.

19.	Amendment and Waiver

No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by Licensor and Licensee. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (regardless whether similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

20.	No Joint Venture.

Nothing herein shall be deemed to constitute the Parties or their Affiliates as joint venturers, partners or agents of each other. Neither Party shall be liable for any debts, accounts, obligations or other liabilities of the other Party

21.	Severability

Any provision of this Agreement which is prohibited or unenforceable in the Province of Ontario or Canada shall not invalidate the remaining provisions hereof and any such invalid or unenforceable provision shall be deemed to be severed.

22.	Assignment

Any assignment or grant of rights by Licensor to a third party in or to the Licensed Patents shall be made subject to the terms of this License Agreement.

Neither Party hereto may assign this Agreement or any benefits or obligations hereunder without the prior written consent of the other, except that this Agreement and any benefits or obligations hereunder may be assigned by Licensee to any Approved Affiliate or to a successor of Licensee without the prior written consent of Licensor, or by Licensor to any Affiliate or successor of Licensor without the prior written consent of Licensee. The terms and provisions of this Agreement shall be binding upon Licensor and Licensee and their respective successors and assigns but shall inure to the benefit of and be enforceable by the successors and assigns of either Licensor or Licensee only to the extent that they are permitted successors and assigns pursuant to the terms hereof.

23.	Counterparts

This Agreement may be executed in counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same instrument. For all purposes of this Agreement and all other documents contemplated hereby, the signature of any Party, evidenced by a telecopy showing such signature or other electronically transmitted version of such signature (including by way of PDF), shall constitute conclusive proof for all purposes of the signature of such Party to such document, to the same extent and in all respects as a copy of such document showing the original signature of such Party. Delivery of this Agreement by facsimile, e-mail or other functionally equivalent electronic means of transmission constitutes valid and effective delivery.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF the parties have caused their duly authorized officers to set their hands and seals.

ORYON TECHNOLOGIES, INC.

Per:	c/s
Name:	John Kapeleris
Title:	Director
I have the authority to bind the corporation.

ORYON TECHNOLOGIES, LLC

Per:	c/s
Name:	John Kapeleris
Title:	Director
I have the authority to bind the corporation

ORYON TECHNOLOGIES LICENSING, LLC

Per:	c/s
Name:	John Kapeleris
Title:	Director
I have the authority to bind the corporation

ORYON TECHNOLOGIES DEVELOPMENT, LLC

Per:	c/s
Name:	John Kapeleris
Title:	Director
I have the authority to bind the corporation

MYANT CAPITAL PARTNERS INC.

Per:	c/s
Name:	Tony Chahine
Title:	President
I have the authority to bind the corporation.

[Signature page for Patent License Agreement.]

exhibit A
LICENSED PATENTS

Title	Country	Patent No.	Owner
Elastomeric Electroluminescent Lamp	Canada	2,276,448	Oryon Technologies, LLC

EXHIBIT "B"

ORYON PATENT PORTFOLIO

	Name		Country	patent No.	Application Number
1	Addressable PTF Receptor for Irradiated Images (Biometrics)		US	6936335	10/450,708
2	Addressable PTF Receptor for Irradiated Images (Biometrics)		PCT		PCT/US2001/050573 EPO 2001/987,503.8

3	Alerting System Using Elastomeric EL Lamp Structure		US	6271631	09/482,389
4	Alerting System Using Elastomeric EL Lamp Structure		Taiwan	NI-147212	90100634

5	Deployment of EL Structures on Porous or Fibrous Substrates		US	6551726	09/870,184

6	Elastomeric EL Lamp on Apparel		US	6309764	09/523,434

7	Elastomeric Electroluminescent Lamp	Main Patent	US	5856030	08/774,743
8	Elastomeric Electroluminescent Lamp	Main Patent	South Korea	0307474	1999-7006007
9	Elastomeric Electroluminescent Lamp	Main Patent	Brazil	P099467
10	Elastomeric Electroluminescent Lamp	Main Patent	Australia	727172	57243/98
11	Elastomeric Electroluminescent Lamp	Main Patent	Belgium	0958713	97953511.9
12	Elastomeric Electroluminescent Lamp	Main Patent	France	0958713	97953511.9
13	Elastomeric Electroluminescent Lamp	Main Patent	Great Britain	0958713	97953511.9
14	Elastomeric Electroluminescent Lamp	Main Patent	italy	0958713	97953511.9
15	Elastomeric Electroluminescent Lamp	Main Patent	Netherlands	0958713	97953511.9

16	Intentionally omitted
17	Elastomeric Electroluminescent Lamp	Main Patent	Germany	69739899.4	97953511.9
18	Elastomeric Electroluminescent Lamp	Main Patent	Spain	0958713	97953511.9
19	Elastomeric Electroluminescent Lamp	Main Patent	Hong Kong	1023902	00102904.1
20	Elastomeric Electroluminescent Lamp	Main Patent	Mexico	216800	996183

21	Electroluminescent Lamp Membrane Switch (Continuation)		US	7,186,936	11/438,182
22	Electroluminescent Lamp Membrane Switch (Continuation)		EPO		6749406.2
23	Electroluminescent Lamp Membrane Switch (Continuation)		China	200680020154	200680020154
24	Electroluminescent Lamp Membrane Switch (Continuation)		Japan		Patent applicat 2008-515691

25	Electroluminescent Lamp Membrane Switch		US	7,049,536	11/148,216

26	Electroluminescent Lamp Membrane Switch (CIP)		US	58068114.54	11/452,441
27	Electroluminescent Lamp Membrane Switch (CIP)		China		200780026715.2
28	Electroluminescent Lamp Membrane Switch (CIP)		Taiwan		096121099
29	Electroluminescent Lamp Membrane Switch (CIP)		EU		App No. 07835790.2

30	Electroluminescent System in Monolithic Structure		US	5,856,029	08/656,435
31	Electroluminescent System in Monolithic Structure		Spain	97928691.1	97928691.1
32	Electroluminescent System in Monolithic Structure		Great Britain	0906714	97928691.1
33	Electroluminescent System in Monolithic Structure		Germany	69729867.1	97928691.1

34	Electroluminescent System in Monolithic Structure	Hong Kong	1019184	99104302.7

35	Irradiated Images Described by Electrical Contact	US	6091838	09/093,549
36	Irradiated Images Described by Electrical Contact	Singapore	77972	200007177.9
37	Irradiated Images Described by Electrical Contact	Taiwan	NI-169617	88121056
38	Irradiated Images Described by Electrical Contact	Canada		2334620
39	Irradiated Images Described by Electrical Contact	Japan	4508417	2000-553915
40	Irradiated Images Described by Electrical Contact	South Korea	0603917	2000-7013978
41	Irradiated Images Described by Electrical Contact	EPC		99927327.9

42	Membranous EL System in UV-Cured Urethane Envelope	US	6717361	09/974,941
43	Membranous EL System in UV-Cured Urethane Envelope	china	01817197.4	01817197.4
44	Membranous EL System in UV-Cured Urethane Envelope	EU		01988130.9 PCT/US01/42660
45	Membranous EL System in UV-Cured Urethane Envelope	Taiwan	NI-185118	90125110
46	Membranous EL System in UV-Cured Urethane Envelope	Japan		2002-548747 is JP app. no. PCT/US01/42660

47	Membranous Monolithic EL Structure with Urethane Carrier Patent	US	6696786	09/974,918
48	Membranous Monolithic EL Structure with Urethane Carrier Patent	Japan	4190884	2000-5354006
49	Membranous Monolithic EL Structure with Urethane Carrier Patent	Taiwan	NI-185542	90125106
50	Membranous Monolithic EL Structure with Urethane Carrier Patent	China	01817193.1	01817193.1

51	Method of Construction of Elastomeric EL Lamp	US	6270834	09/173,404

52	Method of Construction of Elastomeric EL Lamp	China	99125456.2	99125456.2

53	Method and Apparatus for Illuminating a Key Pad	US	6824288	10/163,749

54	Method for Constructing EL System in Monoithic Structure	US	5980976	09173104

55	PTF Touch Enabled Image Generator	US	6606399	09/924,436

56	UV-Curable Inks for PTF Laminates (Including Flexible Circuitry)	US		10/476,494
57	UV-Curable Inks for PTF Laminates (Including Flexible Circuitry)	Japan	2003-505946
58	UV-Curable Inks for PTF Laminates (Including Flexible Circuitry)	China	02802649.7	02802649.7

59	Transparent EL Lamp Patent	US	8,106,578	11/638,304
60	Highly Transmissive Electroluminescent Lamp	PCT		PCT/US2007/024820

61	Translucent Layer including Metal/Metal Oxide	US	6,261,633	09/173,521

62	Elastomeric Electroluminescent Lamp	Japan		530275/98

63	Electroluminescent Lamp Graphic Overlay	US		11/148,215

64	Electroluminescent Lamp Membrane Switch	PCT	2006/012801

65	Electroluminescent Lamp Membrane Switch	US	8,110,765 B2	11/452,441

66	Hybrid Electroluminescent Assembly	US	8,727,550	12/402,648

67	Flexible Interconnect Circuitry System	US		14/252,027

68	Electroluminescent Lamp Membrane Switch (CIP)	Hong Kong	pending